EXHIBIT 10(c)


May 9, 2002



PERSONAL AND CONFIDENTIAL


Mr. Stephen Farley
5721 Gillum Drive
Plano, Texas 75092

Dear Steve:

It is a pleasure to confirm our discussion offering you the position of Senior Vice President of Marketing of The Bombay Company, Inc. ("Company" or "Bombay"), effective on or about May 20, 2002 (the "Hire Date"). In this capacity you will report directly to me.

Your annualized base salary for fiscal 2002 will be $240,000. In addition, you will participate in the Company's Executive Bonus Program under which, if Bombay (USA and Canada) achieves its profit plan for fiscal 2002, you will be eligible to receive a bonus. Your targeted fiscal year bonus is $120,000 (50% of base salary.) This amount will not be prorated. You are guaranteed to receive $30,000 of your targeted bonus, payable in mid-March 2003, conditioned on continued employment. The earned bonus amount will be determined based upon achievement of Company profit target and your personal performance as judged by the Chief Executive Officer and the Board of Directors. Bonuses are paid in a lump sum following the end of each fiscal year. One hundred percent (100%) of your bonus, except for the guaranteed portion will be based upon Company profit results.

You will receive an initial grant of options covering 60,000 shares of Bombay stock which will be priced at the closing price of Bombay stock on your Hire Date. These options shall vest and may be exercised in whole or in part at the rate of 33.33% per year, commencing with the first anniversary of your Hire Date. The options have a term of ten years from the date of grant. Additional grants for you will be considered by the Board at the beginning of fiscal 2003. The first $100,000 in face value will be granted in the form of incentive stock options (no taxes on exercise; taxed when shares sold and, if holding period is met, results in capital gains tax treatment) and the balance as non-qualified options.

Your employment is at-will and may be terminated by the Board of Directors of the Company at any time, with or without cause. Nevertheless, if you are terminated, not for cause, during the first twelve (12) months from your Hire Date, you shall be paid six (6) months continuation of base salary. During the second year of your employment, if you are terminated, not for cause, the severance shall be six (6) months continuation of base salary, but subject to offset by any earnings from subsequent re-employment. You agree that for a period of two (2)


Mr. Farley
May 9, 2002
Page 2


years following separation, you will not solicit, induce or attempt to induce, directly or indirectly, any employee of the Company to leave the employ of the Company.

In the event of a Change of Control, as defined in Exhibit "A," attached hereto, the stock options granted to you shall immediately vest and be exercisable by you commencing on such date of the Change of Control event.
You shall also be paid six (6) months continuation of base salary on a month to month basis. Bombay would also pay for COBRA expense for six (6) months and would terminate upon date of re-employment or at the end of the six (6) month period, whichever comes first. This Change of Control agreement does not supersede the above severance agreement and pertains to Change of Control only.

You are eligible to participate in The Bombay Company 401(k) Savings and Stock Ownership Plan after one year of employment. Under this plan, Bombay currently contributes 100% of up to 3% of your compensation and 50% for the next 2% of compensation (Federal Government salary limit is $200,000). Under our plan, you are allowed to contribute a maximum of $11,000, which may be invested in the various options available in the plan.

You are eligible to participate in the Employee Stock Purchase Program at the next available investment period, January 1, 2003, whereby you may purchase Bombay stock at a 15% discount from the lower fair market value on the first or last day of the period.

You will be immediately eligible to join our Medical, Dental and Vision Plans. The costs of the plans are shared by the Company and the employee. The premiums are currently tax exempt under a section of the IRS tax code. There is a one-year waiting period for any pre-existing conditions.

After 90 days of employment you will receive Company paid life insurance equal to 1 1/2 times your compensation at plan. Also, after 60 days of employment you will be covered under the Executive Short Term Disability Income Protection Plan, which pays 100% of your salary for a maximum of 13 weeks, and the Executive Long Term Income Protection Plan which pays 60% of your salary up to $25,000 per month for as long as you remain totally disabled up to age 65. If disability begins after age 62, payments would commence on a sliding scale based on your age at time of disability. Your net cost will be limited to the amount of personal income taxes you pay on the Company reimbursement of the premium.

You will be entitled to four weeks vacation per year.






Mr. Farley
May 9, 2002
Page 3



You agree and represent that your acceptance of employment with Bombay as set forth in this letter does not conflict with any prior contract or agreement of employment to which you are a party.

I look forward to your joining The Bombay Company. We are very pleased that you have indicated your acceptance of this offer and continued interest in this position and the Company. Please call me if you have any questions.

For our records and if you accept this offer, I would appreciate your signing and returning one copy of this letter to me at your earliest convenience.

                                               Sincerely yours,


                                               /S/CARMIE MEHRLANDER

                                               Carmie Mehrlander
                                               President and Chief Executive
                                               Officer


/S/STEPHEN FARLEY                              May 9, 2002

Stephen Farley                                 Date





EXHIBIT "A"

A "Change of Control" of the Company, unless otherwise determined by the Board, shall be deemed to have occurred upon the happening of any of the following events:

(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
Act) of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

(ii) individuals who, as of January 1, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.